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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (date of earliest event reported): July 15, 2004


                            METALLURG HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                       333-60077               23-2967577
----------------------------     ------------------------    -------------------
(State or other jurisdiction     (Commission File Number)      (IRS Employer
      of incorporation)                                      Identification No.)



                                  Building 400
                              435 Devon Park Drive
                            Wayne, Pennsylvania 19087
                    (Address of Principal Executive Offices)

                                 (610) 293-0838
              (Registrant's Telephone Number, Including Area Code)





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ITEM 5.  OTHER EVENTS

      On July 15, 2004, Metallurg Holdings, Inc. (the "Company") did not make the $7.7 million semi-annual interest payment due on such date in respect of its 12 3/4% Senior Discount Notes due 2008 (the "Senior Discount Notes"). Under the terms of the indenture governing the Senior Discount Notes, the Company's failure to make the interest payment may be cured within 30 days. If such payment default is not cured within the 30-day grace period, an event of default will occur in respect of the Senior Discount Notes. If the Company is unable to make its interest payments when due, this could lead to a foreclosure on all of the outstanding common stock of Metallurg, Inc. ("Metallurg"), the Company's wholly owned subsidiary, which common stock has been pledged as collateral for the Company's obligations under the Senior Discount Notes. If a foreclosure occurs, this will result in a change of control of Metallurg. Such a change of control would require Metallurg to make an offer to purchase all of its $100 million aggregate principal amount 11% Senior Notes due 2007 (the "Senior Notes") under the terms of the indenture governing the Senior Notes. Metallurg does not anticipate having sufficient funds necessary to purchase all of the Senior Notes. The failure to purchase any of the Senior Notes requested to be purchased would result in a default under the Senior Notes. In addition, in the event that the maturity of the Senior Notes is accelerated as a result of the failure of Metallurg to purchase Senior Notes, an event of default will occur under Metallurg's revolving credit facility with Fleet National Bank (the "Fleet Credit Facility").

      In addition, as previously announced, the Company has retained Compass Advisers, LLP, as financial advisors, and Paul, Weiss, Rifkind, Wharton & Garrison, LLP, as legal counsel, to assist the Company in analyzing and evaluating possible transactions for the principal purposes of refinancing the Fleet Credit Facility (which is scheduled to mature on October 29, 2004) and restructuring the balance sheets of the Company and Metallurg. Metallurg is engaged in negotiations, which are at an advanced stage with a potential lender, regarding a refinancing of the Fleet Credit Facility. The Company neither expresses any opinion nor gives any assurances whatsoever regarding whether, when, or on what terms it will be able to refinance the Fleet Credit Facility or complete any broader restructuring of its or Metallurg's respective balance sheets. Management believes that such refinancing and restructuring is essential to the long-term viability of the Company. If the Company and Metallurg are not able to reach agreements that favorably resolve the issues described in this filing, the Company likely will not have adequate liquidity to enable it to make the interest payments required with respect to its Senior Discount Notes and Metallurg likely will not have adequate liquidity to enable it to make the interest payments required with respect to its Senior Notes or to repay the Fleet Credit Facility. In such event, the Company and Metallurg may have to resort to certain other measures to resolve their liquidity issues, including having the Company or Metallurg, or both companies, ultimately seek the protection afforded under the United States Bankruptcy Code. Furthermore, any negotiated refinancing of the Fleet Credit Facility or negotiated restructuring of the respective balance sheets of the Company and Metallurg may require that the Company or Metallurg, or both such companies, seek the protection afforded under the reorganization provisions of the United States Bankruptcy Code.



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      Cautionary Statement Regarding Forward-Looking Statements

      This filing on Form 8-K contains certain forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including in particular those regarding the Company's and Metallurg's ability to meet their respective debt service obligations, to restructure the balance sheets of the Company and Metallurg and for each to continue as a going concern. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to, the ability of the Company to make the interest payments on its Senior Discount Notes, Metallurg's ability to refinance the Fleet Credit Facility, Metallurg's ability to make interest payments on its Senior Notes, the ability of the Company and Metallurg to complete a restructuring of their respective balance sheets on favorable terms, if at all, changes in general economic and business conditions, increased competition, reductions in customer demand, changes in technology and methods of marketing, and various other factors beyond the Company's control. These risks and uncertainties further include, but are not limited to, such factors as are described in the reports filed from time to time by the Company on SEC forms, including its most recently filed reports on Form 8-K (dated March 23, 2004, April 14, 2004, May 26, 2004, June 1, 2004, June 16, 2004, and June 18, 2004),
its Form 10-K for the year ended December 31, 2003 and its Form 10-Q for the quarter ended March 31, 2004. The Company is not under, and expressly disclaims, any obligation to update the information contained in this filing for any future events, including changes in its cash balances or other events affecting the Company's or Metallurg's liquidity or financial position. New risk factors emerge from time to time and it is not possible for the Company to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the Company's or Metallurg's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.



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                                   SIGNATURES
                                   ----------

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     METALLURG HOLDINGS, INC.
                                     By:  /s/ Arthur R. Spector
                                          -------------------------------------
                                          Name: Arthur R. Spector
                                          Title:  Executive Vice President,
                                          Principal Financial Officer and
                                          Principal Accounting Officer



Dated: July 15, 2004



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